Memorandum of Understanding

This Memorandum of Understanding (“MOU” or “Agreement”)) is entered into on the 9th day of November 2018 (“Effective Date”) by and between Canbiola, Inc. (“CANB”), a Florida Corporation located at 960 S. Broadway, Suite 120, Hicksville, NY 11801, and TZ Wholesale LLC (“TZ”), d.b.a. Pure Wholesale, located at 1538 Middleneck Road, Port Washington, NY 11050 or collectively referred to as the Parties (“Parties”).

RECITALS

1-	CANB is one of the leading providers of proprietary non-psychoactive cannabinoid extracted from the hemp plant (“CBD” or “Products”) and a proprietary therapy using Transcutaneous Electrical Nerve Stimulation (“TENS”) and Electrode Pads to relieve and reduce muscle and joint pain.

2-	TZ is a wholesale distributor of various goods and products to both sub-distributors and retailers (“Customers”) worldwide.

3-	TZ has indicated interest in the sale and placement of Products into their Customers locations providing certain branding and pricing parameters can be met.

4-	CANB is a publicly traded (OTCQB:CANB) and supplier of Products for sale into medical, retail, and online consumers.

5-	CANB maintains a corporate office and shipping facility in Hicksville, NY.

6-	CANB is desirous of expanding its industry relationships to the TZ Customers.

7-	The Parties represent that they have sufficient resources to allow for expansion and growth into additional related markets and the TZ Customer base.

8-	CANB has provided sufficient Product samples to allow TZ to make an informed decision as to the purchase and subsequent sale of the Products.

9-	TZ confirms that all deliveries shall be made to their warehouse location at 4756 Glen Woods Street, Littleneck, NY 11362 with shipping charges the responsibility of TZ.

10-	This Agreement and subsequent manufacturing and distribution of Product by TZ is on a non-exclusive basis subject to the additional terms of this agreement including section B. b.

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NOW THEREFORE the Parties agree as follows:

A-	Upon of signing of this agreement:

a.	CANB will provide and confirm:

i.	A final cost FOB factory of products per below:

1.	Pure Ultra Hemp Oil Drops 250 mg 1 oz (30ml) $10.95
2.	Pure Ultra Hemp Oil Drops 500 mg 1 oz (30ml) $16.99
3.	Pure Ultra Hemp Oil Drops 1,000mg 1 oz (30ml) $26.89
4.	Pure Ultra Hemp Oil Drops 1,500mg 1 oz (30ml) $31.99
5.	Cryo-Gel 125mg 3 oz (90ml) $15.00
6.	Cryo-Gel 300mg 3 oz (90ml) $30.00
7.	Muscle & Joint Hemp Salve 100mg .5 oz (15ml) $12.50
8.	Muscle & Joint Hemp Salve 200mg .5 oz (15ml) $20.00
9.	Pet Pure Hemp Drops- Price TBD
10.	TENS unit and CBD Patched TBD

ii.	Prices are subject to change with 30 days written notice.

iii.	A $10,000 credit at wholesale cost per above. on the first order of Product.

b.	TZ will provide:

i.	Camera ready art and materials to CANB to allow the production of labels for products.

1.	Both the design and printing of the labels shall be at TZ’s sole expense as we discussed, and the price will be passed through at CANB actual cost.

a.	For clarity, EACH plate/ dye/ and set-up charges directly form the printer is approximately $400 per SKU. Once TZ pays for these plates, they are the property of TZ.
b.	Each SKU label run at the anticipated quantities is approximately $.17 per label at 2,500 labels or approximately $400. TZ is free to have labels produced at any printer provided the labels fit the CANB labeling machines and meet with label compliance requirements.

2.	CANB shall apply the labels to all Products at no additional cost.

3.	TZ has the option to use additional private labels for the Products but any and all labels shall comply with the CANB design and regulatory requirements prior to printing and use and shall be at TZ’s sole expense.

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ii.	An initial order over ten thousand dollars ($10,000) for delivery to TZ’s warehouse location at the first Product availability opportunity.

iii.	Identifying the initial products for the launch.

B-	General Terms and Conditions.

a.	All marketing materials, brochures, posters, sell sheets, window displays, door stickers tri-fold pamphlets, educational materials, ”swag” such as shirts etc. (“Marketing Materials”) shall be approved by both parties for quality, quantity and cost and, once approved the actual cost shall be split 50/50. CANB may pay for its 50% portion of the actual cost of the Marketing Materials in Product shipped to TZ.

b.	Shipment terms are 10 business days date of order received from TZ.

c.	Sale terms are NET 10 days. Subsequent orders will not be shipped unless account is current. Late fees per the CANB policy will be enforced.

d.	The Parties agree to non-circumvention and no-raid provisions for the term of this agreement whereas CANB agrees not to directly sell Products to any TZ Customers and TZ agrees not to contact any of the CANB suppliers or vendors used in production and procurement of the Products.

e.	Should TZ discontinue use or stop shipment of any single Product for 3 months or longer, the Product in inventory shall be shipped to and paid for by TZ under the usual terms of sale.

f.	Minimum order requirements for each manufacturing run and delivery shall be $5,000.

g.	The term of this agreement shall be for 5 years from Effective Date.

C-	This MOU shall be binding upon the Parties and may be replaced with a definitive agreement signed by the Parties.

D-	This MOU shall supersede all agreements, both oral and written, between the Parties.

E-	Whenever TZ places any product in 50 of their customer’s stores, CANB shall issue TZ or its principles two million (2,000,000) shares of common stock of the Corporation, said stock shall be issued under the SEC ’34 act as Rule 144 Restricted Shares of stock.

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REPRESENTATIONS AND WARRANTIES

A.	TZ will hold CANB, including all employees, officers, and employees harmless for any delay in shipping or availability of Products potentially causing any business interruption.

B-	Each Party represents that they have been represented by counsel, have the authority to execute this MOU and that it is understood it is binding in every respect.

C-	The Parties will or have executed a Non-Disclosure and Non-Circumvention Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Memorandum of Understanding to be binding and effective as of the day and your first written above.

********Signature page follows********

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****Signature Page to Memorandum of Understanding TZ Wholesale LLC / CANB****

Canbiola, Inc.

By:
Marco Alfonsi, CEO

TZ Wholesale LLC

By:
Ken Tawfik, Principal and Managing Member

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